                                                                  EXHIBIT (a)(7)

                       SUPPLEMENT DATED APRIL 6, 1998 TO
                           OFFER TO PURCHASE FOR CASH
          ANY AND ALL OUTSTANDING MEMBERSHIP INTERESTS, NO PAR VALUE,
                  (INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE
                        ADDITIONAL MEMBERSHIP INTERESTS)

                                       OF

                                TRIAD PARK, LLC

                             AT $1.80 NET PER SHARE

                                       BY

                              TPL ACQUISITION, LLC

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON APRIL 29, 1998, UNLESS THE OFFER IS EXTENDED.

To the Holders of Shares of
Triad Park, LLC:

         This Supplement amends and supplements the Offer to Purchase dated April 1, 1998 (the "Offer to Purchase") of TPL Acquisition, LLC, a Delaware limited liability company (the "Purchaser"), solely managed by Richard C. Blum & Associates, L.P., a California limited partnership ("RCBA"), and, upon consummation of the Offer, intended to be co-managed with Pell Development Company, a California sole proprietorship ("Pell" and together with RCBA, the "Managers"), with respect to the tender offer made by the Purchaser to purchase all outstanding membership interests, no par value (the "Membership Interests") of Triad Park, LLC, a Delaware limited liability company (the "Company"), including the associated rights to purchase Membership Interests issued pursuant to the Rights Plan (as such term is defined herein) (the "Rights" and together with Membership Interests, the "Shares"), at a price of $1.80 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). This Supplement, the Offer to Purchase and the related Letter of Transmittal contain important information which should be read before any decision is made with respect to the Offer.

         1. The first two sentences of the paragraph beginning "The Purchaser expressly reserves the right . . ." in Section 1 on page 16 of the Offer are hereby deleted.

         2. The following sentence is hereby added after the sentence ending ". . . (iv) amend the Offer." in Section 1 on page 16 of the Offer:

                 Notwithstanding the preceding sentence, the Purchaser reserves the right to amend the Offer prior to the Expiration Date in a manner that improves the terms of the Offer for the Company's shareholders (e.g., to eliminate or restrict the conditions, to increase the Offer Price, etc.).

         3. The phrase "and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion," in the first sentence in Section 11 on page 27 of the Offer is hereby deleted.

         4. The condition set forth in clause (a) of Section 11 on page 27 of the Offer is hereby waived in its entirety.

         5. The condition set forth in clause (b) of Section 11 on page 27 of the Offer is hereby amended and restated in its entirety as follows:

                          (b) there shall be any temporary restraining order, preliminary or permanent injunction or other order by any court or other judicial or administrative body of competent jurisdiction (each, an "Injunction") which prohibits or prevents the consummation of the Offer and/or the Merger which remains in effect, or there shall be any action taken, or any statute, rule, regulation or order (whether temporary, preliminary or permanent) enacted, entered or enforced which makes the consummation of the Offer and/or the Merger illegal or prevents or prohibits the Offer and/or the Merger;

         6. The condition set forth in clause (c) of Section 11 on pages 27-28 of the Offer is hereby amended and restated in its entirety as follows:

                          (c) except as disclosed in the Company SEC Reports (as defined in the RCBA Merger Agreement) filed prior to the date hereof or in the Disclosure Schedule (as defined in the RCBA Merger Agreement), since February 10, 1997, the date the Company was organized, there has been (i) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business), individually or in the aggregate, having a Material Adverse Effect (as defined in the RCBA Merger Agreement); (ii) any damage, destruction or loss, whether or not covered by insurance, which, insofar as reasonably can be foreseen, in the future would be likely to have a Material Adverse Effect (as defined in the RCBA Merger Agreement); (iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the Company Shares (as defined in the RCBA Merger Agreement); (iv) any material increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, performance awards, Company Share purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to any of the employees of the Company, except for increases in salaries or wages payable or to become payable in the ordinary course of business and consistent with past practice; (v) any change by the Company in its significant accounting policies; or (vi) any entry into any commitment or transaction material to the Company (including, without limitation, any borrowing or sale of assets) except in the ordinary course of business consistent with past practice;

         7. The condition set forth in clause (d) of Section 11 on page 28 of the Offer is hereby waived in its entirety.

         8. The condition set forth in clause (e) of Section 11 on page 28 of the Offer is hereby amended and restated in its entirety as follows:

                          (e) the Company shall or shall propose to (A) sell or pledge or agree to sell or pledge any Membership Interest; (B) amend its limited liability company agreement or by-laws; (C) split, combine or reclassify its outstanding Membership Interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of Membership Interests of the Company, or declare, set aside or pay any dividend or other distribution payable in cash, securities or other property; or
                 (D)
                 directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any Shares;

         9. The condition set forth in clause (f) of Section 11 on pages 28-29 of the Offer is hereby amended and restated in its entirety as follows:

                          (f) a tender or exchange offer for any Shares shall have been made or publicly proposed to be made by any other person (including the Company or any of its subsidiaries or affiliates) at an offer price higher than that offered by Purchaser, or it shall have been publicly disclosed or Purchaser shall have otherwise learned that any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 20% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of more than 20% of any class or series of capital stock of the Company (including the Shares), other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13G on file with the Commission prior to April 1, 1998;

         10. The condition set forth in clause (g) of Section 11 on page 29 of the Offer is hereby waived in its entirety.